Exhibit 10.13

Execution Version

LIQUIDITY AGREEMENT

dated as of 22 November 2011,

by and among

NIEUW AMSTERDAM RECEIVABLES CORPORATION,

as Borrower,

THE FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTIES HERETO,

as Liquidity Banks,

and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS

RABOBANK INTERNATIONAL), LONDON BRANCH,

as Agent and Administrator

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Page
Schedules

Schedule 1	Commitments and Currency Commitments

Schedule 2	Address and Payment Information

Exhibits

Exhibit A	Form of Borrowing Request

Exhibit B	Form of Assignment and Assumption Agreement

LIQUIDITY AGREEMENT

THIS LIQUIDITY AGREEMENT (this “Agreement”), dated as of 22 November 2011, by and among NIEUW AMSTERDAM RECEIVABLES CORPORATION, a Delaware Corporation (the “Borrower”, THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO (the “Liquidity Banks”), COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH, of Thames Court, One Queenhithe, London EC4V 3RL (the “Agent”).

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms

In this Agreement, unless otherwise defined herein or the context otherwise requires, capitalized terms have the meanings set forth in the Master Schedule of Definitions, Interpretations and Construction, dated as of the Closing Date and signed by the Borrower and the Agent and others for the purposes of identification (the “Schedule of Definitions”). In addition, the following terms used in this Agreement shall have the following meanings:

“Administrator” means Rabobank or an Affiliate thereof as Administrator for the Borrower.

“Advance” is defined in Section 2.1(a).

“Advance Date” is defined in Section 2.2(a).

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Alternate Rate” means, for any Advance in any Currency, for each day in any applicable Interest Period:

(a) except as provided in clauses (b) and (c), an interest rate per annum equal to the sum of (i) the Offshore Rate for such Interest Period for such Currency, plus (ii) the Applicable Margin;

(b) except as provided in clause (c) below, in the case of (i) any Interest Period of one (1) day to (and including) fourteen (14) days, or (ii) any Interest Period relating to a Advance which is less than two million US Dollars ($2,000,000) (or its Currency Equivalent in any other Currency), an interest rate per annum equal to the sum of (A) the Base Rate for such Currency in effect on such day, plus (B) the Applicable Margin;

(c) in relation to Advances in any Currency, on any day in any Interest Period falling on or after the date of any declaration or automatic occurrence of the Termination Date pursuant to Section 6.2, a rate per annum equal to the Default Rate for such Currency.

“Applicable Exchange Rate” means, at any time in relation to the determination of an amount denominated in one Currency (the “first Currency”) on the basis of an amount denominated in any other Currency (the “second Currency”), the rate determined by the Agent as the currency exchange rate at which the relevant amount in the second Currency could be converted into the relevant amount in the first Currency (a) if applicable, under a Forward Contract entered into by the Borrower if providing for delivery to the Borrower of the first Currency against delivery by the Borrower of the second Currency on the appropriate date, and (b) otherwise, under a Spot Contract for delivery to the Borrower of the first Currency against delivery by the Borrower of the second Currency on the appropriate date.

“Applicable Margin” is defined in the Fee Letter.

“Asset Balance” means, at any time, an amount equal to the lesser of:

(a) the Dollar Equivalent of the CP Value of all outstanding Related Commercial Paper; and

(b) the Dollar Equivalent of the sum of (i) the aggregate Unpaid Balance of all Receivables denominated in all Currencies at such time that were Eligible Receivables at the time of the Purchaser’s purchase or purported purchase thereof, plus (ii) the aggregate amount of all Collections at such time that have not been applied in accordance with Article IV of the Servicing Agreement, plus (iii) the aggregate amount of all Collections that have been received since the date of the last advance made in accordance with Section 2.1 of the Receivables Funding Agreement and that have been applied in accordance with Article IV of the Servicing Agreement other than to payment of amounts owing to the Borrower or toward the purchase of Asset Interests, plus (iv) all claims of the Purchaser against the Servicer under the Servicing Agreement, plus (v) the amount (if any) of repayments of advances under the Receivables Funding Agreement that the Borrower has been required to return for any reason, plus (vi) the amount of Yield to accrue on the relevant maturity dates of all outstanding Related Commercial Paper, minus (vii) the Dollar Equivalent of the aggregate Unpaid Balance of all Defaulted Receivables that that were Eligible Receivables at the time of the Purchaser’s purchase or purported purchase thereof.

“Asset Interest” means the right, title and interest of the Facility Lenders in and to the Advances and the security created over the Purchaser’s assets pursuant to the Security Documents, including in the Receivables and related other Affected Assets and in the Receivables Funding Agreement and the other Transaction Documents.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B to this Agreement.

“Australian Dollars” or “AUD” means the lawful currency of Australia.

“Australian Dollars Base Rate” means, for any day, a fluctuating rate per annum determined by the Agent as being equal to the base rate of interest (prior to including any margin) at which prime banks in Sydney generally make advances in Australian Dollars available to commercial borrowers in amounts and for periods comparable to the applicable amount of the Advance for which such rate is being determined for the remainder of the Rate Period applicable thereto.

“Australian Dollars Overnight Rate” means the Interbank Overnight Cash Rate as calculated by the Reserve Bank of Australia and appearing on the Reuters page designated RBA30/RBA36 or the Telerate Service on the page designated 1590/1596, or any equivalent successor to either such page, or if no such rate is available for the relevant Rate Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Australian market.

“Australian Dollar Offshore Rate” means the Australian Dollar Base Rate.

“Base Rate” means for any Advance funded (a) in Dollars, the Dollar Base Rate, (b) in Euro, the Euro Base Rate, (c) in Sterling, the Sterling Base Rate, (d) in Shekels, the Shekel Base Rate, (e) in Australian Dollars, the Australian Dollars Base Rate, and (f) in Zloty, the Zloty Base Rate.

“Borrower” is defined in the preamble.

“Borrowing Base” means, at any time, an amount equal to (a) the Net Receivables Balance at such time, times (b) one hundred percent (100%) minus the Total Reserve Percentage at such time.

“Borrowing Request” means each request substantially in the form of Exhibit A.

“Brussels Banking Day” means any day, other than a Saturday or Sunday, on which dealings in interbank deposits in Dollars and Euro and in foreign exchange are carried on in the Brussels, Belgium interbank market.

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York, London, England or Tel Aviv, Israel are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate for any Currency or any notice or Yield Payment Date with respect thereto, any such day which is also a day for trading by and between banks in deposits in such Currency in the London, European or other applicable interbank market.

“Calculation Period” means the period from the Closing Date until the first Settlement Date thereafter and each subsequent period from a Settlement Date until the next Settlement Date; provided that (i) each reference in this definition to any Settlement Date, whether before or after the Termination Date, shall mean and be a reference to the Settlement Date determined as provided in clause (a) of the definition thereof, and (ii) the last Calculation Period shall end on the Final Payout Date.

“Closing Date” means     November 2011.

“Commercial Paper” means the promissory notes issued or to be issued by the Borrower in the U.S. or European commercial paper markets.

“Commitment” means, with respect to each Liquidity Bank, as the context requires, (a) the commitment of such Liquidity Bank to make Advances in accordance with this Agreement in one or more Currencies such that after giving effect to any such Advances the portion of the Advances funded by such Liquidity Bank will not exceed the amount described in clause (b), and (b) an amount equal to (i) the Dollar amount set forth opposite such Liquidity Bank’s name on Schedule 1 under the heading “Commitments” (or in the case of a

Liquidity Bank which becomes a party to this Agreement pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), plus (ii) the Dollar amount of any increase to such Liquidity Bank’s Commitment consented to by such Liquidity Bank, minus (iii) the Dollar amount of any Commitment or portion thereof assigned by such Liquidity Bank pursuant to an Assignment and Assumption Agreement, minus (iv) upon any reduction of the Aggregate Facility Limit, an amount equal to the product of (A) the amount of such reduction of the Aggregate Facility Limit, times (B) a fraction the numerator of which is the Commitment of such Liquidity Bank and the denominator of which is the Aggregate Facility Limit in each case before giving effect to such reduction, minus (v) the Participant Reduction Amount (if any) at such time; provided that any reduction in the Commitment as a result of sub-clause (v) shall only take effect commencing on the Settlement Date occurring in the calendar month immediately following the month in which the relevant Participant Event occurs and on each Settlement Date thereafter until the full amount of the Participant Reduction Amount has been deducted, in each case in accordance with the following formula:

Reduction	=	(CE + ORA) x 102%

where:

CE	=	“Commitment Excess”, which means, on the first Settlement Date only on which the Commitment shall be reduced pursuant to this clause (v), the amount (if any) by which the Maximum Net Advances immediately prior to such Settlement Date exceeds the sum of the Advances under the Receivables Funding Agreement and the Advances under this Agreement on such Settlement Date.

ORA	=	“Outstandings Reduction Amount”, which means, on any Settlement Date, the amount by which the Advances under the Receivables Funding Agreement and the Advances under this Agreement are paid down on such Settlement Date;

and provided, further, that no such reduction shall take place that would result in the total Commitment being less than the Matured Value of the outstanding Commercial Paper at such time.

“Commitment Termination Date” means 27 February 2012 or such later date to which the Commitment Termination Date has been extended pursuant to Section 2.10.

“CP Repayment Event” means the occurrence and continuation of any Event of Default under (and as defined in) the Receivables Funding Agreement.

“CP Value” means, at any time with respect to the outstanding Related Commercial Paper at any time, the aggregate of:

(a) with respect to any such Related Commercial Paper issued in a currency other than the currency in which the advances under the Receivables Funding Agreement funded by such Related Commercial Paper are denominated, the aggregate Forward Amounts to be delivered by the Borrower to each Hedge Counterparty under each Forward Contract related to such Related Commercial Paper, other than a Forward Contract relating to such Related Commercial Paper in respect of which, as of the determination date of the CP Value thereof, the Borrower has issued or sold further Related Commercial Paper and has entered into a related Spot Contract the proceeds of which will be used to repay the Forward Amount due under such Forward Contract; and

(b) with respect to any such Related Commercial Paper issued in the same currency as the currency in which the advances under the Receivables Funding Agreement funded by such Related Commercial Paper are denominated, the aggregate Face Amount thereof.

“Currency” means Dollars, Euro, Sterling, Shekels, Australian Dollars and Zloty.

“Currency Borrowing Base” means, for any Currency at any time, an amount in such Currency equal to the Currency Equivalent of the product of (a) the Borrowing Base at such time, times (b) a fraction, the numerator of which is the Dollar Equivalent of the Currency Net Receivables Balance for such Currency at such time and the denominator of which is the Net Receivables Balance at such time.

“Currency Commitment” means, for any Currency with respect to each Liquidity Bank, as the context requires, (a) the commitment of such Liquidity Bank to make Advances in accordance with the Liquidity Agreement in such Currency such that after giving effect to any such Advances the portion of the Currency Net Liquidity Advances funded by such Liquidity Bank will not exceed the amount described in the following clause (b), and (b) an amount equal to (i) the amount in such Currency set forth opposite such Liquidity Bank’s name on Schedule 1 under the heading “Currency Commitments” (or in the case of an Liquidity Bank which becomes a party to this Agreement pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), plus (ii) the amount of any increase to such Liquidity Bank’s Currency Commitment in such Currency consented to by such Liquidity Bank, minus (iii) the amount of any Currency Commitment in such Currency or any portion thereof assigned by such Liquidity Bank pursuant to an Assignment and Assumption Agreement, and minus (iv) upon any reduction of the Aggregate Currency Facility Limit in such Currency, an amount equal to the product of (A) the amount of such reduction of the Aggregate Currency Facility Limit in such Currency, times (B) a fraction the numerator of which is the Currency Commitment of such Liquidity Bank and the denominator of which is the Aggregate Currency Facility Limit for such Currency in each case before giving effect to such reduction; minus (v) for any Currency, the product of (A) the Participant Reduction Amount (if any) at such time times (B) a fraction the numerator of which is the Aggregate Currency Facility Limit for such Currency at such time and the denominator of which is the Aggregate Facility Limit for such Currency at such time, times (C) the Currency Fraction, in each case before giving effect to such reduction; provided that any reduction in the Currency Commitment as a result of sub-clause (v) shall only take effect commencing on the Settlement Date occurring in the calendar month immediately following the month in which the relevant Participant Event occurs and on each Settlement Date thereafter until the full amount of the Participant Reduction Amount has been deducted, in each case in accordance with the following formula:

Reduction	=	[(CE + ORA) x CF] x 102%

where:

CE	=	“Commitment Excess”, which means, on the first Settlement Date only on which the Currency Commitment shall be reduced pursuant to this clause (v), the amount (if any) by which the Maximum Net Advances immediately prior to such Settlement Date exceeds the sum of the Advances under the Receivables Funding Agreement and the Advances under this Agreement on such Settlement Date.

CF	=	“Currency Fraction”, which means, on any Settlement Date, a fraction the numerator of which is the Currency Commitment of such Liquidity Bank and the denominator of which is the Commitment at such time.

ORA	=	“Outstandings Reduction Amount”, which means, on any Settlement Date, the amount by which the Advances under the Receivables Funding Agreement and the Advances under this Agreement are paid down on such Settlement Date.

“Currency Equivalent” means, at any time in relation to any amount denominated in any Currency and any other Currency, the equivalent of such first amount in such other Currency, determined by the Agent or the Servicer, as applicable, on the basis of the Applicable Exchange Rate.

“Currency Net Liquidity Advances” in any Currency at any time means (a) the aggregate of the principal amounts of the Advances in such Currency made to the Borrower by the Liquidity Banks pursuant to Sections 2.1 and 2.2, less (b) the aggregate amount received on or prior to such time and applied by the Agent as payments of the principal amount of Advances in such Currency pursuant to Section 2.3; provided that the Currency Net Liquidity Advances shall be restored and reinstated to the extent any such payment of principal is rescinded or must otherwise be returned for any reason.

“Currency Net Receivables Balance” means, for any Currency at any time, an amount in such Currency equal to the sum of (a) the aggregate Unpaid Balance of all Eligible Receivables denominated in such Currency at such time, less (b) the Dollar Equivalent of the aggregate Unpaid Balance of Defaulted Receivables denominated in such Currency at such time, less (c) the portion of the Total Excess Concentration Amount denominated in such Currency at such time.

“Default Rate” means, in relation to any Advance or any other amount payable under the Transaction Documents and denominated in any Currency, a rate per annum equal to the rate of interest otherwise in effect under the Transaction Documents plus two percent (2%) per annum.

“Defaulting Liquidity Bank” is defined in Section 2.11.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, and (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”. The “prime rate” is a rate set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Dollar Equivalent” means, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Currency other than Dollars, the equivalent amount in Dollars determined by the Agent or the Servicer, as applicable, on the basis of the Applicable Exchange Rate.

“Downgrade Collateral Account” is defined in Section 2.9(a)(ii).

“Downgrade Draw” is defined in Section 2.9(a)(ii).

“Eligible Investments” means any demand or time deposits or certificates of deposit or bearer securities or commercial paper rated at least A-1 by S&P and P-1 by Moody’s which mature prior to the date and time for any payments to be made on the Advances and which are held with or issued by any person whose short term unsecured and unsubordinated debt obligations are rated at least A-1 by S&P and P-1 by Moody’s.

“English Process Agent” means the Law Debenture Group, with offices located on the Closing Date at 100 Wood Street, Fifth Floor, London EC2V 7EX.

“EURIBOR” means, in relation to any Advance denominated in Euro for any Interest Period:

(a) the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to five decimal places) of the offered rates (if any) appearing on Reuters Page EURIBOR 01 and any equivalent successor to such page for deposits in Euro for such Interest Period at or about 11.00 a.m. (Brussels time) on the date which is two TARGET Settlement Days before the first day of such Interest Period;

provided that, in the event:

(i) no such rates appear on Reuters Page EURIBOR 01 or other applicable page of that service;

(ii) the applicable page is not on display; or

(iii) Reuters is not operating; then

(b) the rate per annum determined by the Agent to be equal to the arithmetic mean (rounded upwards to five decimal places) of the rates (as notified to the Agent) at which the Agent was offering to prime banks in the Euro-zone interbank market deposits in Euro and for such Rate Period at or about 11.00 a.m. (Brussels time) on the date which is two TARGET Settlement Days before the first day of such Interest Period.

“Euro” means the lawful currency of the Participating Member States.

“Euro Base Rate” means, for any day, a fluctuating rate per annum determined by the Agent as being equal to the base rate of interest (prior to including any margin) at which prime banks in the Participating Member States generally make advances in Euro available to commercial borrowers in amounts and for periods comparable to the applicable amount of the Advance for which such rate is being determined for the remainder of the Rate Period applicable thereto.

“Euro Overnight Rate” means the Euro Over Night Index Average as calculated by the European Central Bank and appearing on the Telerate Service on the page designated 247 or, if no such rate is available for the relevant Interest Period, the arithmetic mean of the rates (rounded upwards to four (4) decimal places) as supplied to the Agent at its request, quoted by leading banks in the European interbank market.

“Event of Default” is defined in Section 6.1.

“Excluded Taxes” is defined in Section 7.3.

“Face Amount” means, with respect to the outstanding Related Commercial Paper at any time (a) with respect to any such Related Commercial Paper issued on a discount basis, the face amount thereof, and (b) with respect to any such Related Commercial Paper issued on an interest-bearing basis, the principal amount thereof plus the amount of all interest then accrued on such Related Commercial Paper and which will accrue thereon (which in the case of any Related Commercial Paper with a variable rate of interest shall be such amount as reasonably determined by the Agent in good faith) from the date of calculation to its stated maturity date.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (0.01%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a New York Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding New York Business Day as so published on the next succeeding New York Business Day, and (b) if no such rate is so published on such next succeeding New York Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by it.

“Fee Letter” means the confidential letter agreement dated as of the Closing Date and among MAI, the Purchaser, the Facility Lenders under the Receivables Funding Agreement and the Agent, with respect to certain fees to be paid in connection with transactions contemplated by the Transaction Documents.

“Final Payout Date” means the date, after the Termination Date, on which all Aggregate Unpaids have been fully and finally paid.

“Forward Amount” means, at any time, any amount payable by the Borrower to a Hedge Counterparty pursuant to a Forward Contract at such time.

“Forward Contract” means a forward currency exchange contract entered into between the Borrower and the relevant Hedge Counterparty pursuant to which the Borrower will be entitled to receive a fixed amount of funds in Dollars in exchange for delivering to the relevant Hedge Counterparty a fixed amount of funds in another Currency.

“Hedge Counterparty” means the party other than the Borrower to a Forward Contract or a Spot Contract, as the case may be, which may include Rabobank.

“Indemnified Amounts” is defined in Section 7.1.

“Indemnified Parties” is defined in Section 7.1.

“Initial Advance Date” means the date on which the initial Advance is made hereunder.

“Interest” means, for any Advance during any Interest Period:

D
AR x PA x	DY

where:

AR	=	the applicable Alternate Rate for such Advance for such Interest Period,

D	=	the actual number of days during such Interest Period (including the first day but excluding the last day (or in the case of interest on overdue amounts or during the continuance of an Event of Default, also including the last day)),

PA	=	the principal amount of such Advance during such Interest Period, expressed in the Currency in which the Advance (related to such Advance) was made to the Purchaser, and

DY	=	in the case of Advances denominated in Dollars or Euro, a number of days per year equal to three hundred and sixty (360), and in the case of Advances denominated in Sterling or Shekels, a number of days per year equal to three hundred and sixty-five (365);

provided that no provision of the Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable Law.

“Interest Payment Date” means, for any Advance during any Interest Period, the last day of such Interest Period for such Advance.

“Interest Period” means, with respect to any Advance at any time, the funding period then in effect with respect to such Advance determined in accordance with Section 2.4; provided that:

(a) any Interest Period with respect to any Advance which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that, if Interest in respect of such Interest Period is computed by reference to (i) LIBOR and such Interest Period would otherwise end on a day which is not a London Banking Day, and there is no subsequent London Banking Day in the same calendar month as such day, such Interest Period shall end on the next preceding London Banking Day, (ii) EURIBOR and such Interest Period would otherwise end on a day which is not a Brussels Banking Day, and there is no subsequent Brussels Banking Day in the same calendar month as such day, such Interest Period shall end on the next preceding Brussels Banking Day; and

(b) in the case of any Interest Period for any Advance which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Interest Period shall end on such Termination Date and the duration of each Interest Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent.

“LIBOR” means, in relation to any Advance denominated in Dollars or Sterling and any Rate Period:

(a) a rate per annum determined by the Agent to be equal to the applicable Screen Rate (rounded upwards to five decimal places), or

(b) in the event no such Screen Rate is available, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to five decimal places) of the rates offered by the Agent to prime banks in the London interbank market for deposits in the relevant Currency and with a term equivalent to such Rate Period,

(c) in each case, at or about 11.00 a.m. (London time) on (i) in relation to Sterling, the first day of the relevant Rate Period, or (ii) in relation to Dollars, two (2) London Banking Days prior to the first day of the relevant Rate Period.

“London Banking Day” means any day, other than a Saturday or Sunday, on which dealings in interbank deposits in Dollars and Euro and in foreign exchange are carried on in the London interbank market.

“Majority Liquidity Banks” means, at any time, those Liquidity Banks holding Commitments aggregating in excess of fifty percent (50%) of the Commitments as of such date (or, if the Commitments shall have been terminated, one (1) or more Liquidity Banks whose aggregate pro rata shares of the Net Liquidity Advances exceed fifty percent (50%) of the Net Liquidity Advances).

“Maturity Date” means the earlier of:

(a) the Commitment Termination Date; and

(b) the date on which the Advances are declared or automatically become due and payable pursuant to Section 6.2 or 6.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Net Liquidity Advances” means, at any time, an amount in Dollars equal to the sum of the Dollar Equivalents at such time of the Currency Net Liquidity Advances in each Currency.

“Net Receivables Balance” means, at any time, an amount equal to (a) the Dollar Equivalent of the aggregate Unpaid Balance of all Eligible Receivables denominated in all Currencies at such time, less (b) the Dollar Equivalent of the aggregate Unpaid Balance of Defaulted Receivables at such time less (c) the Total Excess Concentration Amount at such time.

“New York Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York City are authorized or required by law to close.

“Non-Defaulting Liquidity Bank” is defined in Section 2.11.

“Offshore Rate” means for any Advance funded (a) in Dollars or Sterling, LIBOR, and (b) in Euro, EURIBOR, (c) in Shekels, the Shekel Offshore Rate, (d) in Australian Dollars, the Australian Dollar Offshore Rate, and (e) in Zloty, the Zloty Offshore Rate.

“Overnight Rate” means, for any Advance funded (a) in Dollars, the Federal Funds Rate, (b) in Euro, the Euro Overnight Rate, (c) in Sterling, the Sterling Overnight Rate, (d) in Shekels, the Shekel Overnight Rate, (e) in Australian Dollars, the Australian Dollars Overnight Rate, and (f) in Zloty, the Zloty Overnight Rate.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Potential Event of Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Pro Rata Share” means, with respect to an Liquidity Bank and any Currency, the Currency Commitment of such Liquidity Bank in such Currency, divided by the sum of the Currency Commitments of all Liquidity Banks in such Currency (or, if such Currency Commitments shall have been terminated, its pro rata share of the Liquidity Bank Currency Percentage of the Currency Net Liquidity Advances in such Currency).

“Program Support Agreement” means and includes any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the issuer of the Commercial Paper used to fund any advance under the Receivables Funding Agreement, the issuance of one or more surety bonds for which such issuer is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by such issuer to any Program Support Provider of the Asset Interest (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to such issuer in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Borrower or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the program to issue Commercial Paper used to fund any advance under the Receivables Funding Agreement.

“Purchaser” means Donegal Receivables Purchasing Limited, a limited company incorporated under the laws of the Republic of Ireland.

“Rabobank” means Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London Branch, and each of its successors and assigns.

“Rating Agency” means Moody’s and Standard & Poor’s.

“Receivables Funding Agreement” means the Receivables Funding Agreement, dated as of the Closing Date, by and among the Purchaser, as borrower, the Facility Lenders described therein, as lenders, and Rabobank, as agent.

“Related Commercial Paper” means, at any time of determination, Commercial Paper the proceeds of which are then allocated by the Administrator as the source of funding the acquisition or maintenance of the Asset Interest and, for any Currency, the portion of such Commercial Paper then allocated by the Administrator as the source of funding for the Advances denominated in such Currency.

“Required Downgrade Assignment Period” is defined in Section 2.10(a)(ii).

“Schedule of Definitions” is defined in this Section 1.1.

“Screen Rate” means, with respect to any Currency and any Interest Period, the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page 3750) for deposits in such Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Rate Period; provided that, in the event such offered rate does not appear on such page or service or such page or service shall cease to be available, the offered rate per annum (rounded upwards to five (5) decimal places) equal to the offered rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in such Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“Settlement Date” means (a) prior to the Termination Date (i) the nineteenth (19th) day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day or (ii) such other day as the Purchaser and the Agent may from time to time mutually agree, and (b) for any Advance on and after the Termination Date, each day selected from time to time by the Agent (it being understood that the Agent may select Settlement Dates to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Advance pursuant to clause (a)(i) of this definition.

“Shekel” or “NIS” means the lawful currency of the State of Israel.

“Shekel Base Rate” means, for any day, a rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the average of the nominal rates of interest in effect for such day as publicly announced from time to time by each of Bank

Leumi and Bank Hapoalim as its “prime rate”. The “prime rate” is a rate of interest per annum announced by such Israeli Participants as their “nominal prime daily rate” of interest per annum on debit balances in current debit accounts maintained at each of Bank Leumi and Bank Hapoalim. Any change in the prime rate announced by all or any of Bank Leumi or Bank Hapoalim shall take effect at the opening of business on the day specified in the public announcement of such change.

“Shekel Offshore Rate” means the Shekel Base Rate.

“Shekel Overnight Rate” means, for any day, a rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the average of the rates of interest per annum fixed by Bank Leumi and Bank Hapoalim from time to time as the rate applicable to all of its commercial customers for Shekel transactions on that day (prior to the addition of any margin).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Spot Contract” means a spot currency exchange contract entered into between the Borrower and the relevant Hedge Counterparty pursuant to which the Borrower will deliver a fixed amount of funds in Dollars and receive from the relevant Hedge Counterparty a fixed amount of funds in another Currency.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Sterling Base Rate” means, for any day, a fluctuating rate per annum determined by the Agent as being equal to the base rate of interest (prior to including any margin) at which prime banks in London generally make advances in Sterling available to commercial borrowers in amounts and for periods comparable to the applicable amount of the Advance for which such rate is being determined for the remainder of the Rate Period applicable thereto.

“Sterling Overnight Rate” means the Sterling Over Night Index Average as calculated by the Bank of England and appearing on the Telerate Service on the page designated 3937 or the Reuters page designated SONIA 1 and if no such rate is available for the relevant Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market.

“TARGET Settlement Day” means any day on which TARGET (the Trans-European Automated Real-Time Gross settlement Express Transfer System) is open.

“Taxes” is defined in Section 7.3.

“Transaction Costs” is defined in Section 7.4.

“United Kingdom” and “UK” means the United Kingdom of Great Britain and Northern Ireland.

“Unpaid Advance” is defined in Section 2.11.

“Unpaid Balance” means, with respect to any Receivable at any time, the unpaid amount of such Receivable at such time.

“U.S.” or “US” or “United States” means the United States of America.

“WIBOR” means, in relation to any Advance denominated in Zloty and any Rate Period:

(a) a rate per annum determined by the Agent to be equal to the WIBOR Screen Rate (rounded upwards to five decimal places); or

(b) in the event that no such WIBOR Screen Rate is available, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to five decimal places) of the rates offered by prime banks in the Warsaw interbank market for deposits in the relevant Currency and with a term equivalent to such Rate Period, in each case, at or about 11 a.m. (Warsaw time) on the first day of the relevant Rate Period.

“WIBOR Screen Rate” means the percentage rate per annum determined by the Polish Association of Banking Dealers (Stowarzyszenie Dealerow Bankowych ACI Polska), as displayed on the appropriate page of the Reuters screen (and, if such page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate).

“Zloty” or “PLN” means the lawful currency of Poland.

“Zloty Base Rate” means the “Polish 7 Day Market Rate” as determined by the National Bank of Poland or, if the Polish 7 Day Market Rate is not available, such other rate per annum determined by the Agent as being equal to the rate at which prime banks in Warsaw generally make advances in Zloty to commercial borrowers.

“Zloty Offshore Rate” means the Zloty Base Rate.

“Zloty Overnight Rate” means in relation to WIBOR, the overnight WIBOR Screen Rate.

SECTION 1.2 Interpretations and Construction

For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires:

(a) accounting terms not otherwise defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP;

(b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined in this Agreement, are used herein as defined in such Article 9;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement refer to this Agreement (or any certificate or other document delivered pursuant hereto) as a whole and not to any particular provision of this Agreement (or such certificate or document);

(d) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or any certificate or other document delivered pursuant hereto) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition;

(e) the term “including” means “including without limitation”;

(f) references to any Law refer to that Law as amended from time to time and include any successor Law;

(g) references to any Person’s Organic Documents refer to such Organic Documents as amended and otherwise in effect as of the Closing Date;

(h) references to any agreement or other document refer to that agreement or other document as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms;

(i) references to any Person include that Person’s successors and permitted assigns;

(j) headings in this Agreement are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision of this Agreement;

(k) unless otherwise specifically provided with respect to any computation of a period of time, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”; and

(l) unless otherwise defined or unless the context otherwise requires, capitalized terms defined in this Agreement in the singular form shall have a corresponding meaning when used in the plural form, and vice versa.

ARTICLE II

ADVANCES AND PAYMENTS

SECTION 2.1 Advance Facility and Commitments

(a) Advances. Subject to the terms and conditions hereof, including those set forth in Article III, the Liquidity Banks shall make advances to the Borrower from time to time (each an “Advance”) in any Currency during the period from the Closing Date to the Termination Date. Subject to the terms of this Agreement and the other Transaction Documents, during the period from the Closing Date to the Termination Date, Advances shall be borrowed, reborrowed and/or repaid in accordance herewith. The Borrower may request Advances hereunder for the purposes of funding its obligations to make advances under the Receivables Funding Agreement or to fund its obligation to pay maturing Commercial Paper, or pay an amount under a Forward Contract the proceeds of which will be used to pay maturing Commercial Paper.

(b) General Rules Relating to Advances. Notwithstanding any other provision of this Agreement:

(i) No Advance shall be made on or after the Commitment Termination Date.

(ii) No Liquidity Bank shall be obligated to fund its Pro Rata Share of any Advance on any date in any Currency if, after giving effect to such Advance and the application of the proceeds thereof on the date of such Advance to repay other Advances, to purchase Receivables or otherwise in accordance with this Agreement:

(A) the Pro Rata Share of such Liquidity Bank in the Net Liquidity Advances would exceed the Commitment of such Liquidity Bank at such time;

(B) the Pro Rata Share of such Liquidity Bank in the Currency Net Liquidity Advances in any Currency would exceed the Currency Commitment of such Liquidity Bank for such Currency at such time; or

(C) the Net Liquidity Advances would exceed the Asset Balance at such time.

(c) Limit on Commercial Paper Issuance/Allocation. The Borrower hereby covenants with the Liquidity Banks that the Borrower shall not issue or allocate Commercial Paper that is Related Commercial Paper if after giving effect to such issuance or allocation, as applicable, the Face Value of all Related Commercial Paper would exceed the aggregate Commitments of the Liquidity Banks, it being understood that, when making any such determination, if such Related Commercial Paper is subject to a Forward Contract, the Face Value of such Commercial Paper shall be converted into Dollars using the rates of conversion applicable to such Forward Contract.

(d) Mandatory Advance Request. The Administrator shall be obliged for and on behalf of the Borrower to request an Advance in accordance with this Section 2.1 immediately upon the occurrence of a CP Repayment Event. Such request shall be for an Advance in an amount equal to the Asset Balance in effect on the date of such request for an Advance Date to be made on the next Business Day.

(e) Advance Currencies. Subject to the terms and conditions hereof, each Advance shall be made (i) in the Currency of the relevant advance to be made under the Receivables Funding Agreement if used for that purpose, and (ii) in the Currency of the Related Commercial Paper or the relevant Forward Contract if used for that purpose.

SECTION 2.2 Borrowing Procedures

(a) Notice of Borrowing. The Borrower shall (and the Administrator on the Borrower’s behalf may) request an Advance to be made hereunder by delivering (or causing to be delivered) to the Agent (with a copy to each Liquidity Bank) by facsimile a Borrowing Request no later than 10:00 a.m. (New York City time) on the proposed Advance Date of any Advance (including the initial Advance). Each such Borrowing Request shall, in accordance with Section 2.1(a), specify (i) the date of such Advance (the “Advance Date”) which shall be a Business Day, (ii) the Currency of such Advance, (iii) subject to Section 2.1(b), the amount of such Advance, and (iv) all other information specified in Exhibit A.

(b) Borrowing Request Irrevocable. Each Borrowing Request shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify the Agent and the Liquidity Banks against any loss or expense incurred by the Agent or the Liquidity Banks, either directly or indirectly as a result of any failure by the Borrower to borrow any Advance, including any loss or expense incurred by the Agent or the Liquidity Banks, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by the Liquidity Banks or any of them (including funds obtained by obtaining deposits or loans from third parties) in order to fund such Advance.

(c) Making of Advances. On each Advance Date, each Liquidity Bank shall remit its Pro Rata Share of the aggregate amount of each Advance to be made on such Advance Date to the Agent by wire transfer of same day funds in the applicable Currency to the account of the Agent specified therefor from time to time by the Agent by notice to the Liquidity Banks no later than two (2) hours following such Liquidity Bank’s receipt of the Borrowing Request therefor pursuant to Section 2.1 (or, if the Borrowing Request is delivered prior to the proposed Advance Date, not later than 12.00 noon, London Time, on such Advance Date). Following the Agent’s receipt of funds from the Liquidity Banks as aforesaid, the Agent shall without delay remit such funds received by wire transfer of same day funds to the Borrower’s account specified in the applicable Borrowing Request or to any other account specified by the Borrower.

(d) Nature of Commitments. The obligation of each Liquidity Bank to remit its Pro Rata Share of any Advance shall be several from that of each other Liquidity Bank, and the failure of any Liquidity Bank to so make such amount available to the Agent shall not relieve any other Liquidity Bank of its obligation hereunder.

SECTION 2.3 Payment of Principal and Interest

(a) The Borrower shall repay the principal amount of the Advances in each Currency to the Agent for the account of the Liquidity Banks:

(i) on each Settlement Date prior to the Termination Date, to the extent that, absent such repayment:

(A) after giving effect to any repayments on such Settlement Date in each other Currency (I) the Pro Rata Share of any Liquidity Bank in the Net Liquidity Advances would exceed the Commitment of such Liquidity Bank or (II) the Pro Rata Share of any Liquidity Bank in the Currency Net Liquidity Advances in any Currency would exceed such Bank’s Currency Commitment for such Currency; or

(B) the Net Liquidity Advances would exceed the Asset Balance at such time;

(ii) in full on the Maturity Date.

(b) The Borrower shall pay Interest to the Agent for the account of the Liquidity Banks on the Net Liquidity Advances from time to time outstanding, on each Interest Payment Date, calculated as provided in Section 2.4.

SECTION 2.4 Determination of Interest and Interest Periods

(a) Interest Periods. Each Interest Period shall be one (1) month, running from (and including) a Settlement Date to (but excluding) the next succeeding Settlement Date; provided that, following the due date of any Advance, each Interest Period applicable to such Advance shall be a period of one (1) day.

(b) Rate Protection; Illegality

(i) If the Agent is unable to obtain on a timely basis the information necessary to determine the Offshore Rate for any Currency for any proposed Interest Period, then:

(A) the Agent shall forthwith notify the Liquidity Banks and the Borrower that the Offshore Rate for such Currency cannot be determined for such Interest Period; and

(B) while such circumstances exist, Interest shall be calculated by reference to the Base Rate.

(ii) If, with respect to any outstanding Interest Period, any Liquidity Bank notifies the Agent that it is unable to obtain matching deposits in the applicable interbank market to fund its purchase or maintenance of such Advance or that the Offshore Rate for the Currency applicable to such Advance will not adequately reflect the cost to it of funding or maintaining such Advance for such Interest Period, then (A) the Agent shall forthwith so notify the Borrower and (B) Interest shall be calculated by reference to the Base Rate.

(iii) Notwithstanding any other provision of this Agreement, if any Liquidity Bank shall notify the Agent that it has determined that the introduction of or any change to or in the interpretation of any Law makes it unlawful, or any central bank or other Official Body asserts that it is unlawful for such Liquidity Bank to fund the purchases or maintenance of any Advance accruing Interest calculated by reference to the Offshore Rate for any Currency, then (A) as of the effective date of such notice from such Liquidity Bank to the Agent, the obligation or ability of such Liquidity Bank to fund the making or maintenance of any Advance accruing Interest calculated by reference to such Offshore Rate shall be suspended until such Liquidity Bank notifies the Agent that the circumstances causing such suspension no longer exist and (B) such Liquidity Bank’s Pro Rata Share of such Advance shall either (I) if such Liquidity Bank may lawfully continue to maintain such Advance accruing Interest calculated by reference to such Offshore Rate until the last day of the applicable Interest Period, Interest with respect to the Liquidity Bank’s Pro Rata Share of the Advances shall be determined by reference to the Offshore Rate until the last day of such Interest Period and thereafter Interest shall be determined by reference to the Base Rate, or (II) if such Liquidity Bank shall determine that it may not lawfully continue to maintain such Advance accruing Interest calculated by reference to such Offshore Rate until the end of the applicable Interest Period, Interest with respect to such Liquidity Bank’s Pro Rata Share of the Advances shall be determined by reference to the Base Rate from the effective date of such notice.

(c) Computations. All computations of Interest, per annum fees and other amounts payable under this Agreement or any other Transaction Document shall be made on the basis of a year of three hundred and sixty (360) days for the actual number of days

(including the first but excluding the last day) elapsed; provided that, in the case of Advances denominated in Sterling or Shekels, all computations shall be made on the basis of a year of three hundred and sixty-five (365) days for the actual number of days (including the first but excluding the last day) elapsed. All computations by the Agent of such amounts payable shall be binding absent manifest error.

SECTION 2.5 Fees and Other Costs and Expenses

The Borrower shall pay, as and when due in accordance with this Agreement and its commercial paper program documents, as the case may be, all fees hereunder and under such commercial paper program documents payable by it, all Interest, and all amounts payable by it pursuant to Article VII, if any.

SECTION 2.6 Payments; Overdue Interest

(a) Notwithstanding anything contained herein or in any other Transaction Document to the contrary, all amounts to be paid or deposited by the Borrower hereunder shall be paid in a manner such that the amount to be paid or deposited is actually received by the Person to which such amount is to be paid or on behalf of which such amount is to be deposited, in accordance with the terms hereof, no later than 11:00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds. If such amounts are payable to the Agent (whether on behalf of the Liquidity Banks or otherwise) they shall be paid or deposited in the account indicated in Schedule 2, until otherwise notified by the Agent.

(b) The Borrower shall, to the extent permitted by Law, pay to the Agent, for the benefit of the Liquidity Banks, upon demand, interest on all amounts in any Currency not paid or deposited when due hereunder at the Default Rate.

SECTION 2.7 Right of Set-off

Each of the Agent and the Liquidity Banks is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Default or during the continuance of a Potential Event of Default to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent or the Liquidity Banks to, or for the account of, the Borrower against the amount of the Aggregate Unpaids owing by the Borrower to the Agent or to the Liquidity Banks on behalf of such Person (even if contingent or unmatured).

SECTION 2.8 Sharing of Payments, etc.

If any Liquidity Bank (for purposes of this Section 2.8 only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) of principal or of interest on any Advance in excess of its Pro Rata Share of payments on account of such Advance obtained by the Liquidity Banks entitled thereto, such Recipient shall forthwith purchase from the Liquidity Banks entitled to a share of such amount participations in the portions of its Advances as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s Pro Rata Share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.9 Downgrade of Liquidity Bank

(a) Downgrades Generally

(i) If at any time on or prior to the Commitment Termination Date the short term debt rating of any Liquidity Bank shall be lower than “A-1” (or unrated) from S&P or lower than “P-1” (or unrated) from Moody’s, then such Liquidity Bank shall, within thirty (30) days after request by the Agent transfer its rights and obligations hereunder to another financial institution (which institution shall have a short term debt rating of at least “A-1” from S&P and “P-1” from Moody’s, and shall be acceptable to the Administrator on behalf of the Borrower), if there be any financial institution so qualified and willing to accept such assignment, and either arranged by the Agent or arranged by such Liquidity Bank in the exercise of its reasonable efforts.

(ii) If any such Liquidity Bank shall not have transferred its rights and obligations under this Agreement within the applicable time period described above (in either such case, the “Required Downgrade Assignment Period”), the Borrower (and the Administrator on behalf of the Borrower) shall have the right to require such Liquidity Bank, and each Liquidity Bank hereby agrees in such event, to pay to the Agent upon one (1) Business Day’s notice at any time after the Required Downgrade Assignment Period an amount in each Currency equal to such Liquidity Bank’s unused Currency Commitment for such Currency (provided that the sum of the Dollar Equivalents of such amounts in all Currencies shall not exceed such Liquidity Bank’s Commitment) (a “Downgrade Draw”), for deposit by the Agent into an account denominated in such Currency, in the name of the Agent (a “Downgrade Collateral Account”), for application in accordance with Section 2.9(b).

(b) Application of Funds in Downgrade Collateral Account. If any Liquidity Bank shall be required pursuant to Section 2.9(a) to fund a Downgrade Draw, then the Agent shall apply the monies in the Downgrade Collateral Accounts in each Currency applicable to such Liquidity Bank to the payment of such Liquidity Bank’s Pro Rata Share of Advances required to be made by the Liquidity Banks in such Currency at the times, in the manner and subject to the conditions precedent set forth in this Agreement. The deposit of monies in such Downgrade Collateral Account by any Liquidity Bank shall not constitute an Advance (and such Liquidity Bank shall not be entitled to interest on such monies except as provided below in this Section 2.9(b)) unless and until (and then only to the extent that) such monies are used to fund Advances pursuant to the first sentence of this Section 2.9(b). The amount on deposit in such Downgrade Collateral Account shall be invested by the Agent in Eligible Investments in the applicable Currency and such Eligible Investments shall be selected by the Agent in its sole discretion. The Agent shall remit to such Liquidity Bank, on the last Business Day of each month, the income actually received thereon. Unless required to be released as provided below in this Section 2.9(b), repayments of the Advances in each Currency received by the Agent in respect of such Liquidity Bank’s portion of the Advances in such Currency shall be deposited in the Downgrade Collateral Account in such Currency for such Liquidity Bank. Amounts in each Currency on deposit in such Downgrade Collateral Account shall be released to such Liquidity Bank within one (1) Business Day after each Settlement Date following the Termination Date to the extent that, after giving effect to the distributions made and received by the Liquidity Banks on such Settlement Date, the amount on deposit in such Downgrade Collateral Account would exceed such Liquidity Bank’s Pro Rata Share (determined as of the day prior to the Termination Date) of the sum of all Advances then funded by the Liquidity Banks in such Currency, plus Interest thereon in such Currency. All amounts in each Currency remaining in such Downgrade Collateral Account shall be released to such Liquidity Bank no later than the Business Day immediately following the earliest of (i) the effective date of any replacement of such Liquidity Bank or removal of such Liquidity Bank as a party to this Agreement, (ii) the date on which such Liquidity Bank shall furnish the Agent with confirmation that such Liquidity Bank shall have short-term debt ratings of at least “A-1” from S&P and “P-1” from Moody’s, and shall not be on credit watch with negative implications from each such agency, and (iii) the Commitment Termination Date (or, if earlier, the Commitment Termination Date in effect prior to any renewal pursuant to Section 2.10 to which such Liquidity Bank does not consent). Nothing in this Section 2.9 shall affect or diminish in any way any such downgraded Liquidity Bank’s Commitment to the Borrower or such downgraded Liquidity Bank’s other obligations and liabilities hereunder and under the other Transaction Documents.

SECTION 2.10 Non-Renewing Liquidity Banks

The Borrower may request each year (which request shall be made not more than ninety (90) nor less than seventy-five (75) days prior to the then-current Commitment Termination Date) that the Liquidity Banks renew their Commitments hereunder for a period of one additional year. If some but less than all the Liquidity Banks consent to such renewal within ten (10) days of such request, the Borrower may arrange for a transfer to one or more financial institutions of all the rights and obligations hereunder of each such non-consenting Liquidity Bank in accordance with Section 9.7. Any such transfer shall become effective on the then-current Commitment Termination Date. Each Liquidity Bank which does not so consent to any renewal shall cooperate fully with the Borrower in effectuating any such transfer. The Agent hereby agrees that, in the event that an Liquidity Bank does not consent to any renewal requested by the Borrower pursuant to this Section 2.10, it will use all reasonable efforts to identify, or otherwise assist in identifying, a financial institution to whom such Liquidity Bank’s rights and obligations hereunder may be transferred pursuant to this Section 2.10 and in accordance with Section 9.7; provided that (a) neither the Agent nor any other Liquidity Bank shall be under any obligation to itself accept any such transfer or to otherwise increase its Currency Commitment in any Currency as a result of, or otherwise in connection with, any failure to identify such financial institution and/or for any financial institution to accept such transfer, and (b) the failure of the Agent to identify any such financial institution or for any such financial institution to accept such transfer shall not give rise to any liability on the part of the Agent. If none or less than all the Commitments of the non-renewing Liquidity Banks are so transferred as provided above, then (i) the extended Commitment Termination Date shall be effective with respect to the renewing Liquidity Banks, (ii) the Facility Limit shall automatically be reduced to an amount (rounded downward to the nearest one thousand Dollars ($1,000)) equal to the aggregate of the Commitments of all renewing Liquidity Banks, (iii) the Currency Commitments in each Currency shall automatically be reduced accordingly, and (iv) this Agreement and the Commitments of the renewing Liquidity Banks shall remain in effect in accordance with their terms notwithstanding the expiration of the Commitments of the non-renewing Liquidity Banks.

SECTION 2.11 Defaulting Liquidity Bank

If, by 2:00 p.m. (local time where the account designated by the Agent for payment of any Advance is located) on any Advance Date, one or more Liquidity Banks (each being a “Defaulting Liquidity Bank”, and each Liquidity Bank other than any Defaulting Liquidity Bank being a “Non-Defaulting Liquidity Bank”) fails to fund its Pro Rata Share of any Advance to be made by it pursuant to Section 2.2 (the aggregate amount not so paid being herein called the “Unpaid Advance”), then the Agent shall, by no later than 2:30 p.m. (local time) on the applicable Advance Date, instruct each Non-Defaulting Liquidity Bank to pay, by no later than 3:00 p.m. (local time), in immediately available funds, to the applicable account of the Agent provided in Schedule 2, an amount equal to the lesser of (a) such Non-Defaulting Liquidity Bank’s proportionate share (based upon the relative Commitments of the Non-Defaulting Liquidity Banks) of the Unpaid Advance and (b) its unused Commitment. A Defaulting Liquidity Bank shall forthwith, upon demand, pay to the Agent for the ratable benefit of the Non-Defaulting Liquidity Banks all amounts paid by each Non-Defaulting Liquidity Bank in respect of such Defaulting Liquidity Bank’s Unpaid Advance, together with interest thereon, for each day from the date when such an amount was made by a Non-Defaulting Liquidity Bank in any Currency until the date such Non-Defaulting Liquidity Bank has been repaid such amounts in full, at a rate per annum equal to the sum of the Base Rate for such Currency plus two percent (2.00%) per annum. In addition, if, after giving effect to the payments by the Non-Defaulting Liquidity Banks, any Unpaid Advance in any Currency continues to exist, then each Defaulting Liquidity Bank shall pay interest to the Agent, for the account of the Non-Defaulting Liquidity Banks, on such Defaulting Liquidity Bank’s portion of such remaining Unpaid Advance, at a rate per annum equal to the sum of the Base Rate for such Currency plus two percent (2.00%) per annum, for each day from the applicable Advance Date until the date such Defaulting Liquidity Bank shall pay its portion of such remaining Unpaid Advance in full to the Non-Defaulting Liquidity Banks.

SECTION 2.12 Transfers

All transfers required by this Article II shall occur by way of novation done in accordance with Section 9.7. All parties agree to cooperate and to enter into all documentation reasonably necessary to give effect to such novation.

SECTION 2.13 Enforcement

Each assignee and transferee Liquidity Bank pursuant to this Article II shall be responsible for all costs of enforcement (including stamp duties, if applicable) incurred by any other party hereto in connection with such Liquidity Bank’s obligations respect thereto.

SECTION 2.14 Use of Proceeds

The Borrower will use the proceeds of each Advance only for the purpose of (a) paying maturing Related Commercial Paper or paying amounts under a Forward Contract the proceeds of which will be used to pay maturing Related Commercial Paper, or (b) advancing funds to the Purchaser pursuant to the Receivables Funding Agreement for the purpose of the Purchaser paying the purchase price of Receivables and other Affected Assets.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.1 Conditions Precedent to Closing

The occurrence effectiveness of the Commitments hereunder shall be subject to the fulfilment to the satisfaction of the Agent of all of the conditions precedent described in Section 3.1 of the Receivables Funding Agreement.

SECTION 3.2 Conditions Precedent to All Advances

Each Advance hereunder (including the initial Advance) shall be subject to the conditions precedent that (a) the Closing Date shall have occurred, (b) on the date of such Advance the Commitment Termination Date shall not have occurred, (c) the Agent shall have received a Borrowing Request, appropriately completed, within the time period required by Section 2.2, and (d) on the date of such Advance the following additional conditions shall have been satisfied (and the Borrower by accepting the amount of such Advance shall be deemed to have certified that):

(a) with respect to any Advance the proceeds of which will be used to repay maturing Related Commercial Paper:

(i) an Event of Bankruptcy (other than an event of the nature described in clause (a)(ii) or (e) of the definition of such term) with respect to the Borrower shall not have occurred; and

(ii) the making of such Advance shall not violate any provision of Section 2.1(b)(ii); and

(b) with respect to any Advance the proceeds of which will be used to advance funds to the Purchaser under the Receivables Funding Agreement:

(i) each of the conditions precedent set forth in Article III of the Receivables Funding Agreement shall have been satisfied mutatis mutandis;

(ii) the representations and warranties contained in Section 4.1 shall be true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(iii) no Event of Default shall have occurred and be continuing;

(iv) the Agent shall have received such approvals, documents, instruments, certificates and opinions as the Agent or any Liquidity Bank, may reasonably and in good faith request;

(v) the Termination Date shall not have occurred; and

(vi) the making of such Advance shall not violate any provision of Section 2.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Borrower

The Borrower represents and warrants to the Agent and the Liquidity Banks, that, on the dates set forth in Section 4.2 (with reference to the circumstances existing on each such date):

(a) Corporate Existence and Power. It (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all corporate power and all licenses, authorizations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents, approvals and qualifications would not individually or in the aggregate have a Material Adverse Effect), and (iii) is duly qualified to do business in and in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof or third party (except for any filings in respect of the Agent’s security interests pursuant to the Security Documents), (iv) do not contravene or constitute a default under (A) its Organic Documents, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property, or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, or (v) result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby).

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

SECTION 4.2 Repetition of Representations and Warranties

The representations and warranties given in Section 4.1 shall be given on the Closing Date and on each Advance Date and each Settlement Date.

ARTICLE V

COVENANT OF THE BORROWER

At all times from the date hereof to the Final Payout Date, the Borrower hereby agrees to act on the instructions of the Liquidity Banks in respect of any decisions to be made by the Borrower as Facility Lender under the Receivables Funding Agreement.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to make any payment or deposit required to be made by it hereunder or under any other Transaction Document (i) on the date when due hereunder or thereunder in the case of any payment of Net Liquidity Advances or Interest, or (ii) within five (5) Business Days after the date when due hereunder or thereunder in the case of expenses, indemnities or other amounts not covered by clause (a)(i); or

(b) any representation, warranty, certification or statement made or deemed made by the Borrower in this Agreement, any other Transaction Document or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

(c) the Borrower shall default in the performance of any covenant or undertaking (other than those described in clauses (a)) to be performed or observed under this Agreement or any other Transaction Document to which it is a party and such default shall continue for thirty (30) days after the Borrower obtains actual knowledge thereof; or

(d) an Event of Bankruptcy shall occur with respect to the Borrower; or

(e) on any date, the Currency Net Liquidity Advances in any Currency shall exceed the Currency Borrowing Base for such Currency; or

(f) any Material Adverse Effect shall have occurred; or

(g) any material provision or provisions of this Agreement or any other Transaction Document to which the Borrower is a party shall cease to be in full force and effect or the Borrower shall so state in writing, unless, in the opinion of the Agent, the ineffectiveness of such provision or provisions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

(h) any Event of Default under the Receivables Funding Agreement shall occur and be continuing.

SECTION 6.2 Remedies

(a) Upon the occurrence and during the continuation of any Event of Default other than an Event of Default of the type referred to in Section 6.1(d), the Agent may, and at the direction of the Majority Liquidity Banks the Agent shall, by notice to the Borrower, with a copy to the Servicer, do any of the following:

(i) declare the Termination Date to have occurred, and upon such declaration the Termination Date shall occur and no further Advances may be made; and/or

(ii) declare the principal amount of the Advances, together with interest thereon and all other Aggregate Unpaids, to be immediately due and payable, and upon such declaration all such amounts shall become and be immediately due and payable, in each case, without any further notice, demand or other further action of any kind, all of which the Borrower hereby irrevocably waives.

(b) Upon the occurrence and during the continuation of any Event of Default of the type described in Section 6.1(d):

(i) the Termination Date shall occur; and

(ii) all Advances, together with interest accrued thereon and all other Aggregate Unpaids, shall become and be immediately due and payable,

in each case, immediately and automatically without any notice, demand or other action of any kind, all of which the Borrower hereby irrevocably waives.

(c) The Agent shall have and may exercise, in addition to its rights and remedies under this Agreement and the other Transaction Documents, any and all other rights and remedies provided under the Laws of each applicable jurisdiction and other applicable Laws, all of which rights and remedies shall be cumulative.

ARTICLE VII

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 7.1 Indemnities by the Borrower

Without limiting any other rights which the Indemnified Parties may have hereunder, under any other Transaction Document or under applicable Law, the Borrower hereby agrees to indemnify the Liquidity Banks, the Agent, the Administrator, each Program Support Provider and each of their respective officers, directors, employees, counsel and other agents (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements arising out of or as a result of the provision of the Commitments and the making of the Advances under this Agreement, and the execution, delivery and performance of this Agreement, each Program Support Agreement and each other document and instrument entered into in connection herewith or therewith (all of the foregoing being collectively referred to as the “Indemnified Amounts”), excluding, however Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction.

SECTION 7.2 Indemnity for Taxes, Reserves and Expenses

(a) If after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i) subjects any Indemnified Party (or its applicable lending office) to any tax, duty or other charge (other than Excluded Taxes) with respect to the execution, delivery and performance of this Agreement, each Program Support Agreement and each other document and instrument entered into in connection herewith or therewith (collectively, the “Relevant Agreements”), or changes the basis of taxation of payments to any Indemnified Party of amounts payable in respect of the execution, delivery and performance of the Relevant Agreements (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office is located);

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party, or imposes on any Indemnified Party or on the United States market for certificates of deposit, the London interbank market or any other market in which funds in any Currency are normally raised or deposited any other condition affecting any Relevant Agreement or the performance thereof; or

(iii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to the execution, delivery and performance of the Relevant Agreements;

and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Indemnified Party with respect to the Relevant Agreements and the performance thereof by an amount deemed by such Indemnified Party to be material, or to in any way restrict the free transferability or convertibility of any Currency, or restrict the consummation of any spot, forward, hedging or other transaction involving such Currency, then (A) within ten (10) days after demand by such Indemnified Party through the Agent, the Borrower shall pay to the Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction and (B) the Borrower shall take such other action as the Agent may reasonably require to enable it to comply with, or to mitigate the effect on such Indemnified Party of, such restriction.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the Agent, the Borrower shall pay to the Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. For the avoidance of doubt, any rule, regulation or interpretation issued by any financial accounting standards board shall constitute an adoption, change, request or directive subject to this Section 7.2(b).

(c) The Agent shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 7.2; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Agent or the applicable Indemnified Party claiming compensation under this Section 7.2 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

SECTION 7.3 Taxes

(a) All payments and distributions made by the Borrower to any Liquidity Bank, the Agent or any other Person to whom a payment is owing by the Borrower pursuant to the Transaction Documents (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (other than any such taxes imposed on the recipient as a result of the transactions contemplated by the Transaction Documents) (“Excluded Taxes”), except to the extent required by applicable Law or practice. In the event that any withholding or deduction from any payment made by the Borrower hereunder is required in respect of any Taxes, then the Borrower shall:

(i) withhold or deduct the required amount from the covered payment;

(ii) pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(iii) promptly forward to such recipient an official receipt or other documentation satisfactory to such recipient evidencing such payment to such authority; and

(iv) except in the case of Excluded Taxes, pay (or procure the payment of) to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) Moreover, if any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment or income earned or received by such recipient hereunder or under any other Transaction Document, the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amounts received and retained by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the Borrower shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(d) In the event that the Borrower pays any additional amount or amounts pursuant to clause (a)(iv) (an “additional tax payment”), and in the event the recipient thereof determines (in its sole, good faith opinion) that, as a result of such additional tax payment, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of such recipient (a “tax savings”), then such recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective receipt of such tax savings reimburse to the Borrower such amount as such recipient shall determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after such reimbursement) in no better or worse position than it would have been in had the payment by the Borrower in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes. If the Borrower shall have received from any recipient any amount described in the preceding sentence and it is subsequently determined that such recipient was not entitled to obtain or retain the amount of the tax savings claimed, then the Borrower shall repay such amount to such recipient; provided that the Borrower has received an equivalent payment from another source pursuant to the terms of one or more Transaction Documents; and provided, further, that the Borrower shall be required to return only so much of such amount as shall leave the Borrower in no better or worse position than it would have been in had it not previously received any reimbursement of any portion of such tax savings. Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to this clause (d) and no recipient shall be obligated to disclose any information regarding its affairs (including its tax affairs) or computations to the Borrower.

SECTION 7.4 Other Costs and Expenses

(a) The Borrower agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Liquidity Banks, the Agent, the Administrator and each Program Support Provider harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of each such Person) or intangible, documentary or recording taxes incurred by or on behalf of any such Person (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby, and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Liquidity Bank’s or the Agent’s enforcement or preservation of rights, or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b) The Borrower hereby agrees to pay on demand all stamp and other Taxes (other than Excluded Taxes) and fees (including, interest, late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of the Agreement, any other Transaction Document or any other instrument, document or agreement filed or delivered in connection therewith.

SECTION 7.5 Breakage Costs

The Borrower shall pay the Agent for the account of each Liquidity Bank, on demand, such amount or amounts as shall compensate such Liquidity Bank for any loss, cost or expense incurred by such Liquidity Bank (as reasonably determined by the Agent) as a result of any reduction of any Advance other than on the last day of the Interest Period relating thereto, such compensation to be (i) limited to an amount equal to any loss or expense suffered by such Liquidity Bank during the period from the date of receipt of such repayment to (but excluding) such last day and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Advance. The determination by the Agent of the amount of any such loss or expense shall be set forth in a written notice to the Borrower in reasonable detail and shall be conclusive, absent manifest error.

SECTION 7.6 Currency Indemnity

If under any applicable law or regulation, or pursuant to a judgment or order being made or registered against the Borrower, or the liquidation of any of the Borrower or for any other reason, any payment under or in connection with this Agreement or any Transaction Document is made (including any payment pursuant to this Article VII) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement or any Transaction Document or, in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom such payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of such payment actually received by any Indemnified Party (the “payee”) when converted into the contractual currency at the rate of exchange falls short of such amount due, the Borrower (the “currency payor”) as a separate and independent obligation, shall indemnify and hold harmless the payee against the amount of such shortfall. For the purposes of this Section 7.6, the term “rate of exchange” means the rate at which the payee is able on or about the date of such payment to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the payor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

ARTICLE VIII

THE AGENT

SECTION 8.1 Appointment and Authorization of Agent

Each Liquidity Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agent have or be deemed to have any fiduciary relationship with any Liquidity Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction

Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.2 Delegation of Duties

The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 8.3 Liability of Agent

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Liquidity Bank for any recital, statement, representation or warranty made by the Borrower or any MAI Party, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Borrower, any MAI Party or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Liquidity Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower, any MAI Party or any of their respective Affiliates.

SECTION 8.4 Reliance by Agent

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any MAI Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Liquidity Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Liquidity Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Liquidity Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon the Liquidity Banks.

(b) For purposes of determining compliance with the conditions specified in Article III on the Closing Date or the date of any Advance, the Liquidity Banks shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to the Liquidity Banks for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Liquidity Banks.

SECTION 8.5 Notice of Default

The Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Event of Default, an Event of Default, a Servicer Default or Potential Servicer Default, unless the Agent has received written notice from a Liquidity Bank or the Borrower describing such Potential Event of Default, Event of Default, Servicer Default or Potential Servicer Default and stating that such notice is a “Notice of Event of Default or Potential Event of Default” or “Notice of Servicer Default or Potential Servicer Default” as applicable. The Agent will notify the Liquidity Banks of its receipt of any such notice. The Agent shall (subject to Section 8.4) take such action with respect to such Potential Event of Default, Event of Default, Servicer Default or Potential Servicer Default as may be requested by the Liquidity Banks; provided that, unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default, Event of Default or Servicer Default as it shall deem advisable or in the best interest of the Liquidity Banks.

SECTION 8.6 Credit Decision; Disclosure of Information by the Agent

Each Liquidity Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, any MAI Party or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to such Liquidity Bank as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Liquidity Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, each MAI Party and their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Liquidity Bank also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the MAI Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Liquidity Banks by the Agent herein, the Agent shall not have any duty or responsibility to provide any Liquidity Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, any MAI Party or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 8.7 Indemnification of the Agent

Whether or not the transactions contemplated hereby are consummated, each Liquidity Bank hereby agrees to indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided that no Liquidity Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; and provided, further, that no action taken in accordance with the directions of the Majority Liquidity Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.7. Without limitation of the foregoing, each Liquidity Bank shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 8.7 shall survive payment on the Final Payout Date and the resignation or replacement of the Agent.

SECTION 8.8 Agent in Individual Capacity

Rabobank (and each successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower, the Servicer, any MAI Party or any of their Subsidiaries or Affiliates as though Rabobank were not the Agent hereunder and without notice to or consent of the Liquidity Banks. Each Liquidity Bank acknowledges that, pursuant to such activities, Rabobank and its Affiliates may receive information regarding the Borrower, the MAI Parties and their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to it. With respect to its Commitment or its Currency Commitment, Rabobank (and each successor acting as Agent) in its capacity as a Liquidity Bank hereunder shall have the same rights and powers under this Agreement as any other Liquidity Bank and may exercise the same as though it were not the Agent, and the term “Liquidity Bank” or “Liquidity Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity.

SECTION 8.9 Resignation of Agent

The Agent may resign as Agent upon thirty (30) days’ notice to the Liquidity Banks. If the Agent resigns under this Agreement, the Majority Liquidity Banks shall appoint from among them a successor agent for the Liquidity Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Liquidity Banks, a successor agent from among the Liquidity Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 8.9 and Section 8.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Administrator shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Liquidity Banks appoint a successor agent as provided for above. It is understood and agreed that any resignation of the Agent pursuant to this Section 8.9 shall apply to all of such Agent’s rights, duties and obligations in its capacity as Agent and that under no circumstances may the Agent resign with respect to only a portion of such rights, duties and obligations, including with respect to any Advance funded in any Currency.

SECTION 8.10 Payments by the Agent

Unless specifically allocated to a Liquidity Bank pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Liquidity Banks shall be paid by the Agent to the Liquidity Banks (at their respective accounts specified in Schedule 2 or in their respective Assignment and Assumption Agreements) pro rata in accordance with their respective outstanding funded portions of any Currency Net Liquidity Advance on the Business Day received by the Agent, unless such amounts are received after 11:00 a.m. (New York time) on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Liquidity Banks on such Business Day but, in any event, shall pay such amounts to the Liquidity Banks not later than the following Business Day.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Term of Agreement

This Agreement shall terminate on the Final Payout Date; provided that (a) the rights and remedies of the Agent and the Liquidity Banks with respect to any representation and warranty made or deemed to be made by the Borrower pursuant to this Agreement, (b) the indemnification and payment provisions of Article VII, and (c) the agreements set forth in Sections 9.8, 9.9, 9.10 and 9.11 shall be continuing and shall survive any termination of this Agreement.

SECTION 9.2 Waivers; Amendments

(a) No failure or delay on the part of the Agent or the Liquidity Banks in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Liquidity Banks (and, if Article VIII or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by each Liquidity Bank directly affected thereby, (i) increase the Commitment of a Liquidity Bank, (ii) reduce the Net Liquidity Advances, the Currency Net Liquidity Advances or rate of Interest to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Liquidity Advances, the Currency Net Liquidity Advances or Interest with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment or any Currency Commitment, (iv) change the percentage of the Commitments or the Currency Commitments of Liquidity Banks required for the Liquidity Banks or any of them to take any action under this Section 9.2 or any other provision of this Agreement, (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent or the Secured Parties, or (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment or the Currency Commitments of any Liquidity Bank.

(c) The Agent shall give each Rating Agency written notice of all amendments, waivers and other modifications to this Agreement and each of the other Transaction Documents prior to the effectiveness of such amendments, waivers and other modifications.

SECTION 9.3 Governing Law; Submission to Jurisdiction; Appointment of Process Agent

(a) This Agreement and any non-contractual obligations arising out of or in connection with it and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

(b) The Borrower and each Liquidity Bank agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

(c) The Borrower and each Liquidity Bank for itself irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause (b) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim that any such court is not a convenient or appropriate forum.

(d) The Borrower and each Liquidity Bank agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to the English Process Agent.

(e) The submission to the jurisdiction of the courts referred to in clause (b) shall not (and shall not be construed so as to) limit the right of the Agent to take proceedings against the Borrower or any Liquidity Bank or any of its respective property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(f) The Borrower and each Liquidity Bank hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, to the giving of any relief or the issue of any process in connection with such action or proceeding including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding. Without limiting the foregoing, the Borrower and each Liquidity Bank agrees to reimburse any successful claimant the costs of any legal action or proceeding brought against it pursuant to this Section 9.3, including the cost of all stamp duties (if any) payable in connection therewith.

SECTION 9.4 Integration

This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 9.5 Severability and Partial Invalidity

(a) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b) If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

SECTION 9.6 Counterparts; Facsimile Delivery

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 9.7 Successors and Assigns; Binding Effect

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that the Borrower may not assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent. Except as provided in this

Section 9.7, no provision of this Agreement shall in any manner restrict the ability of any Liquidity Bank to assign, participate, grant security interests in, or otherwise transfer any portion of, the Advances, Asset Interest or its other rights and interests under this Agreement and the other Transaction Documents.

(b) Any Liquidity Bank may transfer all or any portion of its interest in the Net Liquidity Advances and the Currency Net Liquidity Advances made by it to any Person, all without the prior written approval of the Borrower, any other Liquidity Bank, the Agent or the Administrator. Any Liquidity Bank may transfer all or any portion of its Commitment or Currency Commitments, its interest in the Asset Interest and its other rights and obligations hereunder to any Person only with the prior written approval of the Agent and the Administrator on behalf of the Borrower (such approval not to be unreasonably withheld). In connection with any such transfer, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, transferring to such assignee a pro rata interest in such assignor’s Commitment or Currency Commitment and other obligations hereunder and in the Net Liquidity Advances and the Currency Net Liquidity Advances, and the other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such transfer, was a party. Upon any such transfer, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such transfer, was a party with respect to such assignor’s Commitment or Currency Commitment and interest in the Net Liquidity Advances and the Currency Net Liquidity Advances and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such transfer, was a party, and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment or Currency Commitment which has been transferred and shall relinquish its rights with respect to the portion of its interest in the Net Liquidity Advances and the Currency Net Liquidity Advances for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such transfer, was a party. No such transfer shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the Borrower. All costs and expenses of the Agent incurred in connection with any transfer hereunder shall be borne by the Borrower.

(c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, each other Transaction

Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement; (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against the Borrower any proceeding of the type referred to in Section 9.10 prior to the date which is one (1) year and one (1) day in the case of the Borrower, after the payment in full of all obligations for borrowed money of the Borrower.

SECTION 9.8 Consent to Disclosure

The Borrower hereby consents to the disclosure of any non-public information with respect to it received by the Agent, any Liquidity Bank, the administrator to any Liquidity Bank, any potential Liquidity Bank, the administrator to any Potential Liquidity Bank, or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document.

SECTION 9.9 Confidentiality

(a) The Borrower hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Liquidity Bank, the Agent, the Administrator, or any Program Support Provider to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (ii) as otherwise required by applicable Law or order of a court of competent jurisdiction.

(b) Subject to Section 9.8, each of the Agent and each Liquidity Bank hereby agrees that it will not disclose this Agreement or any other Transaction Document or the terms thereof or any confidential information of or with respect to the Borrower to any other Person except as otherwise required by applicable Law or order of a court of competent jurisdiction.

(c) Notwithstanding anything in this Agreement, any party to any of the Transaction Documents (and each employee, agent or representative of any such party) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable securities laws.

SECTION 9.10 No Petition

Each of the parties hereby covenants and agrees that, prior to the date which is one (1) year and one (1) day after the payment in full of all of the Borrower’s obligations for borrowed money, it will not institute against, or join any other Person in instituting against, the Borrower any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 9.11 No Recourse

Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Borrower under this Agreement and all other Transaction Documents to which it is a party are solely the corporate obligations of the Borrower and shall be payable solely to the extent of funds received by the Borrower from any party to any Transaction Document in accordance with the terms thereof.

SECTION 9.12 Contracts (Rights of Third Parties) Act (1999)

No Person that is not a party to this Agreement shall be entitled to enforce any term of this Agreement pursuant to the Contracts (Rights of Third Parties) Act (1999).

SECTION 9.13 Notices; Payment Information

Except as provided below, all communications and notices provided for under this Agreement shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 2 or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.13 and confirmation is received, (b) if given by overnight courier, two (2) Business Days after deposit thereof with an international overnight courier service, or (c) if given by any other means, when received at the address specified in this Section 9.13; provided that each Borrowing Request shall only be effective upon receipt by the Agent. Notwithstanding anything in this Section 9.13 to the contrary, the Borrower hereby authorizes the Agent and each Liquidity Bank to make investments in Eligible Investments and to make Advances based on telephonic notices made by any Person which the Agent or such Liquidity Bank in good faith believes to be acting on behalf of the Borrower, and the Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice signed by an authorized officer of the Borrower. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Agent or any Liquidity Bank, the records of the Agent or such Liquidity Bank shall govern.

SECTION 9.14 Good Faith

Each of the parties hereto agrees to perform its obligations under this Agreement in good faith.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NIEUW AMSTERDAM RECEIVABLES CORPORATION as Borrower

By:	/s/ Damian Perez

Name:	Damian Perez

Title:	Vice President

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, as Agent and Administrator

By:	/s/ Donna Kunzig	/s/ Sarah Mason

Name:	Donna Kunzig	Sarah Mason

Title:	Executive Director	Executive Director

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., as Liquidity Bank

By:	/s/ Donna Kunzig	/s/ Sarah Mason

Name:	Donna Kunzig	Sarah Mason

Title:	Executive Director	Executive Director

S-1

SCHEDULE 1

Commitments and Currency Commitments

Liquidity Bank	Commitments	Currency Commitment for Dollars	Currency Commitment for Euro, Shekels, Sterling, Australian Dollars, Zloty

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	$255,000,000	$255,000,000	Currency Equivalent of $255,000,000

Totals	$255,000,000	$255,000,000	Currency Equivalent of $255,000,000

Schedule 1

SCHEDULE 2

Address and Payment Information

If to Nieuw Amsterdam Receivables Corporation:

Nieuw Amsterdam Receivables Corporation

c/o Global Securitization Services, LLC

68 South Service Road, Suite 120

Melville, New York 11747

Attention:	Bill Pierce
Telephone:	+1 212 302 8330
Facsimile:	+1 212 302 8767

With a copy to Rabobank, as Administrator:

Rabobank International, London Branch

Thames Court

1 Queenhithe

London EC4V 3RL

England

Attention:	Graeme Hattie
Telephone:	+44 20 7809 3665
Facsimile:	+44 20 7809 3523

Payment Information:

If in Dollars:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Nieuw Amsterdam Receivables Corporation - Client C
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Euro:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Nieuw Amsterdam Receivables Corporation - Client C
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

Schedule 2

If in Shekels:

Pay to:	Rabobank International, London Branch (RABOGB2L)
Sort Code:	40 - 50 - 91
For Account of:	Nieuw Amsterdam Receivables Corporation - Client C
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Sterling:

Pay to:	Rabobank International, London Branch (RABOGB2L)
Sort Code: For Account of:	40 - 50 - 91 Nieuw Amsterdam Receivables Corporation - Client C
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Australian Dollars:

Pay to:	Rabobank International, London Branch (RABOGB2L)
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If in Zloty:

Pay to:	Rabobank International, London Branch
For Account of:	Nieuw Amsterdam Receivables Corporation - Client G
Account Number:	[Redacted]
Cover to be paid through:	[Redacted]

If to the Liquidity Bank:

Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

Croeselaan 18

Utrecht 3521 CB

The Netherlands

UC B315

Schedule 2

Payment Information:

As notified to the Agent from time to time.

If to the Administrator or the Agent:

Rabobank International, London Branch

Thames Court

1 Queenhithe

London EC4V 3RL

England

Attention:	Graeme Hattie
Telephone:	+44 20 7809 3665
Facsimile:	+44 20 7809 3523

Payment Information:

If in Dollars:

Pay to:	Chase New York
SWIFT ID:	CHASUS33
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Euro:

Pay to:	Rabobank Nederland, Utrecht
SWIFT ID:	RABONL2U
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Shekels:

Pay to:	Bank Leumi Le-Israel B.M. Tel Aviv
SWIFT ID:	LUMIILIT
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

If in Sterling:

Pay to:	HSBC Bank Plc, London
SWIFT ID:	MIDLGB22
For Account of:	Rabobank International, London Branch
SWIFT ID:	RABOGB2L

Schedule 2

EXHIBIT A

Form of Borrowing Request

NIEUW AMSTERDAM RECEIVABLES CORPORATION (the “Borrower”), pursuant to Section 2.2(a) of the Liquidity Agreement, dated as of — 2011 (as amended, modified, or supplemented from time to time, the “Agreement”), among the Borrower, the Liquidity Banks from time to time party thereto and Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A. (trading as Rabobank International), London Branch, as Agent and as Administrator, hereby requests that an Advance be made pursuant to the Agreement. Capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Agreement.

The Borrower hereby requests:

The Advance Date of such Advance will be:	—

The amount of the Advance will be:	—

The Currency of the Advance will be:	[Dollars][Euro][Shekels] [Sterling]

The proceeds of the requested Advance should be credited to the following Account on the Advance Date:

[bank name]
ABA No.	[ ]
Account No.	[ ]
Reference No.	[ ]

The Borrower hereby certifies as of the date hereof that the conditions precedent to such Advance set forth in the Agreement have been satisfied, and that all of the representations and warranties to be given by it in Article IV of the Agreement are true and correct on and as of the Advance Date, both before and after giving effect to the Advance.

Dated:

NIEUW AMSTERDAM RECEIVABLES CORPORATION

By:

Name:

Title:

Exhibit A

EXHIBIT B

Form of Assignment and Assumption Agreement

Reference is made to the Liquidity Agreement, dated as of — 2011 (as it may be amended or otherwise modified from time to time, the “Agreement”), among Nieuw Amsterdam Receivables Corporation, a Delaware corporation (the “Borrower”), the financial institutions from time to time parties thereto, as Liquidity Banks (the “Liquidity Banks”), and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International, London Branch, of Thames Court, One Queenhithe, London EC4V 3RL, as Agent for the Liquidity Banks and Administrator on behalf of Erasmus Capital Corporation, a Delaware corporation (the “Agent” and the “Administrator”). Terms defined in the Agreement are used herein with the same meanings.

[                    ] (the “Assignor”) and [                    ] (the “Assignee”) hereby agree as follows:

1. The Assignor hereby transfers to the Assignee by way of novation, without recourse and without representation and warranty other than as provided in Section 3(i) below, and the Assignee hereby assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement and the other Transaction Documents, including the Assignor’s rights in the Asset Interest. Such interest expressed as a percentage of all rights and obligations of the Liquidity Banks, shall be equal to the percentage equivalent of a fraction the numerator of which is $[        ] and the denominator of which is $[        ]. [This amount should match Dollar amount of the total Commitments on the date of the Assignment and Assumption Agreement.] After giving effect to such transfer, the Assignee’s Commitment and Currency Commitments will be as set forth on the signature page hereto.

2. In consideration of the payment of [the Dollar Equivalent] of [            ], being [    ]% of the existing Net Liquidity Advance, and of [the Dollar Equivalent] of [            ], being [    ]% of the aggregate unpaid accrued Interest, receipt of which payment is hereby acknowledged, the Assignor hereby transfers to the Agent for the account of the Assignee, and the Assignee hereby assumes from the Assignor, a [    ]% interest in and to all of the Assignor’s right, title and interest in and to the Net Liquidity Advances made by the undersigned under the Agreement.

3. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being transferred by it hereunder and that such interest is free and clear of any Adverse Claim, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or the Receivables, any other Transaction Document or any other instrument or document furnished pursuant thereto, and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrower or any other Person or the performance or observance by any of the Borrower or any other Person of any of its obligations under the Agreement, any other Transaction Document, or any instrument or document furnished pursuant thereto.

Exhibit B

4. The Assignee (a) confirms that it has received a copy of the Transaction Documents together with copies of the financial statements referred to in the Transaction Documents, to the extent delivered through the date of this Assignment and Assumption Agreement (this “Assignment”), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment, (b) agrees that it will, independently and without reliance upon the Agent, any of its Affiliates, the Assignor or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any other Transaction Document, (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement and the other Transaction Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as an Liquidity Bank, (e) agrees that it will not institute against the Borrower any proceeding of the type referred to in Section 9.10 of the Agreement prior to the date which is one year and one day after the payment in full of all obligations for borrowed money of the Borrower, and (f) specifies as its address for notices and its account for payments the office and account set forth beneath its name on the signature pages hereof.

5. The effective date for this Assignment shall be the later of (a) the date on which the Agent receives this Assignment executed by the parties hereto and receives the consent of the Administrator, on behalf of the Borrower, and (b) the date of this Assignment (the “Effective Date”). Following the execution of this Assignment [and the consent of the Administrator, on behalf of the Borrower,] this Assignment will be delivered to the Agent [for acceptance and] recording.

6. Upon such acceptance and recording, as of the Effective Date, (a) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Liquidity Bank thereunder, and (b) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest transferred hereby (including, without limitation, all payments in respect of such interest in Net Liquidity Advances, Interest and fees) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8. The Assignor agrees to pay the Assignee its pro rata share of fees in an amount equal to the product of (a) [            ] per annum and (b) the Commitment during the period after the Effective Date for which such fees are owing and paid by the Borrower pursuant to the Agreement.

9. This Assignment and Assumption Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

Exhibit B

10. This agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

11. If any one or more of the covenants, agreements, provisions or terms of this agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this agreement and shall in no way affect the validity or enforceability of the other provisions of this agreement.

12. This agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery by facsimile of an executed signature page of this agreement shall be effective as delivery of an executed counterpart hereof.

13. This agreement shall be binding on the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

[ASSIGNOR]

By:

Name:

Title:

[ASSIGNEE]

By:

Name:

Title:

COMMITMENT:	$

CURRENCY COMMITMENT IN:
DOLLARS:	$ ;
EURO:	€ ;
SHEKELS:	NIS ;	and
STERLING:	£ ;

Exhibit B

Address for notices and Account for payments:

For Credit Matters:		For Administrative Matters:

[NAME]		[NAME]

Attention:		Attention:

Telephone:	[( ) - ]	Telephone:	[( ) - ]

Telefax:	[( ) - ]	Telefax:	[( ) - ]

Account for Payments:

NAME

ABA Number:	[ - - ]

Account Number:	[ ]

Attention:	[ ]

Re:	[ ]

[Consented to this [ ] day of		[Accepted this [ ] day of

[ ], 20[ ]		[ ], 20[ ]

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, as Administrator		COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, as Agent

By:		By:

Name:		Name:
Title: ]		Title: ]

NIEUW AMSTERDAM RECEIVABLES CORPORATION, as Borrower

By:

Name:
Title:

Exhibit B